Exhibit 99.1

August 21, 2025

Liberty Broadband Corporation Declares Quarterly Cash Dividend on Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (Nasdaq: LBRDP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on October 15, 2025 to holders of record of the Preferred Stock at the close of business on September 30, 2025 (the “Record Date”).

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK, LBRDP) principal asset consists of its interest in Charter Communications.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation